EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Equity Participation Plan of PriceSmart Inc., which is expected to be filed on or about February 28, 2006, of our report dated November 18, 2005, with respect to the consolidated financial statements of PriceSmart, Inc., incorporated by reference in its Annual Report (Form 10-K/A Amendment No. 1) for the year ended August 31, 2005, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                        /s/ Ernst & Young LLP

San Diego, California

February 24, 2006